Exhibit 21.1

                                  SUBSIDIARIES
                                       OF

                  LOGISTICAL SUPPORT, INC., A UTAH CORPROATION

Logistical Support, LLC, a California Limited Liability Company, formed January 29, 1997, in the State of California.

Hill Aerospace & Defense, LLC, a California Limited Liability Company, formed November 19, 1997, in the State of California.